UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2017

CYCLACEL PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50626	91-1707622
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Connell Drive, Suite 1500
Berkeley Heights, NJ 07922
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (908) 517-7330

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 19, 2017, Cyclacel Pharmaceuticals, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Ladenburg Thalmann & Co. Inc., acting as the representative of the several underwriters named therein (collectively, the “Underwriters”), relating to the issuance and sale (the “Offering”) of (i) 2,164,000 Class A Units, each consisting of one share of the Company’s common stock, par value $0.001 per share (“Common Stock”), and a warrant to purchase one share of Common Stock, and (ii) 8,872 Class B Units, each consisting of one share the Company’s Series A Convertible Preferred Stock, par value $0.001 per share (“Series A Preferred Stock”), convertible into 500 shares of Common Stock at the initial conversion price and a warrant to purchase a number of shares of Common Stock equal to $1,000.00 divided by the conversion price. The price to the public in the Offering is $2.00 per Class A Unit and $1,000.00 per Class B Unit. The net proceeds to the Company from the Offering, after the Underwriters’ exercise in full of the Option (as defined below), are approximately $13,800,000 after deducting underwriting discounts and commissions and other estimated Offering expenses. Under the terms of the Underwriting Agreement, the Underwriters were given an option for a period of 45 days to purchase up to 990,000 additional shares of Common Stock and/or Warrants to purchase up to 990,000 shares of Common Stock solely to cover any over-allotments at the public offering price per share and per warrant, less the underwriting discounts and commissions (the “Option”). All of the securities in the Offering are being sold by the Company. The closing of the Offering, including the Underwriters’ exercise in full of the Option, occurred on July 21, 2017.

The securities are being issued pursuant to the Company’s registration statement on Form S-1 (File No. 333-218305), which was declared effective by the Securities and Exchange Commission (the “Commission”), and a registration statement on Form S-1MEF (File No. 333-219340), which became effective upon filing. A final prospectus relating to the Offering has been filed with the Commission.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities arising under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for the purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The foregoing description of the terms of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement, which is attached as Exhibit 1.1 hereto and incorporated by reference herein. A copy of the legal opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. relating to the validity of the issuance and sale of the securities in the Offering is attached as Exhibit 5.1 hereto.

Item 3.03 Material Modification to Rights of Security Holders

On July 19, 2017, the Company filed the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Certificate of Designation”) with the Secretary of State of the State of Delaware, establishing and designating the rights, powers and preferences of the Series A Preferred Stock. The Company designated up to 8,872 shares of Series A Preferred Stock and each share has a stated value of $1,000 (the “Stated Value”). Each share of Series A Preferred Stock is convertible at any time at the option of the holder thereof, into a number of shares of Common Stock determined by dividing the Stated Value by the initial conversion price of $2.00 per share, subject to a 4.99% blocker provision, or, upon election by a holder prior to the issuance of shares of Series A Preferred Stock, 9.99%. The Series A Preferred Stock will have the same dividend rights as the Common Stock, and no voting rights except as provided for in the Certificate of Designation or as otherwise required by law. In the event of any liquidation or dissolution of the Company, the

Series A Preferred Stock ranks senior to the Common Stock in the distribution of assets, to the extent legally available for distribution. A copy of the Certificate of Designation is attached hereto as Exhibit 3.1 and incorporated herein by reference. The foregoing description of the Certificate of Designation is qualified in its entirety by reference to Exhibit 3.1 attached hereto.

Item 8.01 Other Events.

On July 21, 2017, the Company issued a press release announcing the closing of the Offering. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, by and between Cyclacel Pharmaceuticals, Inc. and Ladenburg Thalmann & Co. Inc., dated as of July 19, 2017.

3.1	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, dated as of July 19, 2017.

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1 above).

99.1	Press Release of Cyclacel Pharmaceuticals, Inc., announcing the closing of the underwritten public offering, dated July 21, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CYCLACEL PHARMACEUTICALS, INC.

By:	/s/ Paul McBarron
Name:	Paul McBarron
Title:	Executive Vice President—Finance,
Chief Financial Officer and Chief Operating Officer

Date: July 21, 2017